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                                                                    EXHIBIT 21.1

Gulf Nuclear of Louisiana, Inc. - Delaware

GNI Chemicals Corporation - Delaware

Disposal Systems, Inc. - Delaware

Resource Transportation Services, Inc. - Delaware

Disposal Systems of Corpus Christi, Inc. - Delaware

GNI Technical Services, Inc. - Delaware